Exhibit 99.1

Radiant Systems, Inc. Reports Record Revenues; Continued Growth Results in Adjusted Earnings of $0.12 Per Diluted Share in the Fourth Quarter and Increased 2006 Guidance

ATLANTA—(BUSINESS WIRE)—Feb. 15, 2006—Radiant Systems, Inc. (NASDAQ: RADS), a leading provider of innovative technology for the hospitality and retail industries, today announced financial results for the fourth quarter and year ended December 31, 2005.

Summary financial results for the fourth quarter of 2005 are as follows:

•	Total revenues for the period were $48.3 million, an increase of 21.6 percent over revenues of $39.8 million for the same period in 2004.

•	Net income for the period was $2.4 million, or $0.08 per diluted share, an increase of $0.8 million, or $0.02 per diluted share, compared to the same period in 2004.

•	Adjusted net income (non-GAAP) from continuing operations for the period, which excludes amortization of acquisition related intangible assets and non-recurring charges, was $3.8 million, or $0.12 per diluted share, an increase of $0.9 million, or $0.02 per diluted share, compared to the same period in 2004.

Summary financial results for the year ended December 31, 2005 are as follows:

•	Total revenues were $172.0 million, an increase of 27.6 percent over revenues of $134.9 million for 2004.

•	Net income from continuing operations was $5.6 million, or $0.18 per diluted share, an improvement of $4.1 million, or $0.13 per diluted share, compared to 2004.

•	Net income was $5.6 million, or $0.18 per diluted share, an increase of $1.4 million, or $0.04 per diluted share, compared to 2004.

•	Adjusted net income (non-GAAP) from continuing operations for the period, which excludes amortization of acquisition related intangible assets and non-recurring charges, was $12.6 million or $0.40 per diluted share, an increase of $6.3 million, or $0.18 per diluted share, compared to 2004.

John Heyman, the Company’s chief executive officer said, “We are very pleased with our performance during 2005. The company finished the year on a high note, generating record revenues for a quarter and for a calendar year. We continue to see strong growth in our hospitality division and we are confident this momentum will continue. Additionally, our petroleum and convenience division built on its strong third quarter performance and delivered improved results that should further improve in 2006. During the quarter we enhanced our ability to add more value to our hospitality customers through the acquisition of the MenuLink organization and products. Additionally we announced the purchase of Synchronics, which closed in January 2006, and provides our Company with another long term growth platform in the retail market.”

Heyman concluded, “We continue to see strong demand across our segments. Our products are delivering strong returns for our customers and that is driving growth in our pipeline and customer base.”

“In addition to our revenue growth, we are pleased to see improvement in the operating margin of the business” said Mark Haidet, the Company’s chief financial officer. “Our adjusted operating margin has steadily increased over the last two years and we expect to see continued operating leverage with the growth in our business. In addition we generated over $9 million in free cash flow for the year giving us the financial strength to continue to invest heavily in our growth initiatives.”

Haidet continued, “Based on our strong pipeline and visibility into the business as well as the acquisition of Synchronics, we are increasing our guidance for 2006 for both revenue and adjusted earnings. We have increased our revenue range to reflect the addition of the Synchronics business. We expect this new business segment to have a neutral to slightly positive impact on our earnings per share for the year given investments we are making in this long term growth platform.”

The Company’s updated guidance is as follows:

	Revenue Range (millions)	Adjusted Earnings / Share Range
Quarter ending March 31, 2006	$ 44 - $ 45	$.08 - $.09
Year ending Dec. 31, 2006 - previous	$195 - $205	$.46 - $.54
Year ending Dec. 31, 2006 - updated	$205 - $218	$.47 - $.55

On Jan. 31, 2004 the Company completed the disposition of its Enterprise Software Systems segment. The historical financial statements have been reported with the Enterprise Software Systems segment included in discontinued operations. Additionally, on Jan. 12, 2004 the Company completed its acquisition of Aloha Technologies (“Aloha”). All Aloha operations are included in the Company’s 2004 financial statements as of the date of the acquisition. On October 6, 2005 the Company completed its acquisition of MenuLink Computer Solutions, Inc. (“MenuLink”). All MenuLink operations are included in the Company’s 2005 financial statements as of the date of the acquisition.

The Company provides adjusted net income and adjusted net income per share in this press release as additional information relating to the Company’s operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from adjusted net income measures used by other companies. Net income has been adjusted to exclude amortization of acquisition related intangible assets, non-recurring charges and compensation expense under FAS 123R related to employee stock options and includes the ongoing cash benefit of the utilization of net operating losses. The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings power.

Radiant will hold its fourth quarter 2005 conference call today at approximately 5 p.m. Eastern Time. This call is being webcast by CCBN and can be accessed at Radiant’s web site at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-888-280-8277 - reference ID# T610701R.

Founded in 1985, Radiant Systems, Inc. provides innovative store technology for the hospitality and retail industries. Radiant’s point-of-sale, self-service kiosk and back-office technology enables operators to drive top-line growth and improve bottom-line performance. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 50,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a large portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2005	December 31, 2004
ASSETS

Current assets
Cash and cash equivalents	$17,641	$15,067
Accounts receivable, net	27,559	25,997
Inventories	18,093	18,647
Other short-term assets	2,287	2,122

Total current assets	65,580	61,833

Property and equipment, net	9,607	8,590
Software development costs, net	2,249	2,344
Goodwill	44,239	34,927
Intangibles, net	20,537	22,029
Other long-term assets	293	31

	$142,505	129,754

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	23,992	24,123
Accrued contractual obligations and payables due to Related Party	1,947	2,982
Customer deposits and unearned revenue	12,490	9,881
Current portion of long-term debt	4,329	5,661

Total current liabilities	42,758	42,647

Client deposits and deferred revenues, net of current portion	376	564
Long-term debt, less current portion	14,133	12,892
Other long-term liabilities	805	344

Total liabilities	58,072	56,447

Shareholders' equity
Common stock, no par value; 100,000,000 shares authorized; 30,094,973 and 29,321,360 shares issued and outstanding	—	—
Additional paid-in capital	124,744	118,649
Accumulated other comprehensive (loss) income	(287)	244
Accumulated deficit	(40,024)	(45,586)

Total shareholders' equity	84,433	73,307

	$142,505	129,754

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the three months ended		For the year ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Revenues:
System sales	$28,907	$23,956	$98,530	$72,198
Client support, maintenance and other services	19,435	15,814	73,512	62,676

Total revenues	48,342	39,770	172,042	134,874

Cost of revenues:
System sales	15,472	13,055	53,687	36,546
Client support, maintenance and other services	12,934	10,537	48,605	39,372

Total cost of revenues	28,406	23,592	102,292	75,918

Gross profit	19,936	16,178	69,750	58,956

Operating Expenses:
Product development	4,411	3,064	14,406	12,864
Sales and marketing	5,483	4,512	19,137	18,453
Depreciation of fixed assets	847	966	3,267	3,792
Amortization of intangible assets	1,467	1,284	5,317	4,891
Impairment of HotelTools software	—	—	550	—
Lease restructuring charges	—	—	1,450	—
General and administrative	4,569	4,347	18,022	16,308

Total operating expenses	16,777	14,173	62,149	56,308

Income from operations	3,159	2,005	7,601	2,648

Interest and other expense, net	275	344	1,010	1,034

Income from continuing operations before income taxes	2,884	1,661	6,591	1,614

Income tax provision	454	10	1,029	139

Income from continuing operations	2,430	1,651	5,562	1,475

Discontinued operations
Loss from operations of Enterprise business, net	—	—	—	(913)
Gain on disposal of Enterprise business, net	—	—	—	3,626

Income from discontinued operations	—	—	—	2,713

Net income	$2,430	$1,651	$5,562	$4,188

Income per share from continuing operations
Basic	$0.08	$0.06	$0.19	$0.05

Diluted	$0.08	$0.06	$0.18	$0.05

Net income per share
Basic	$0.08	$0.06	$0.19	$0.15

Diluted	$0.08	$0.06	$0.18	$0.14

Weighted average shares outstanding:
Basic	29,927	28,925	29,503	28,828

Diluted	32,238	29,390	31,569	29,099

Reconciliation of Adjusted Net Income:

Net income	$2,430	$1,651	$5,562	$4,188
Operations of discontinued business	—	—	—	913
Gain on disposal of discontinued business	—	—	—	(3,626)
Impairment of capitalized software and acquired software technologies	—	—	523	—
Lease termination and severance costs	—	—	1,416	—
Amortization of purchased intangibles	1,394	1,284	5,132	4,891

Adjusted net income	$3,824	$2,935	$12,633	$6,366

Adjusted net income per diluted share	$0.12	$0.10	$0.40	$0.22

CONTACT: Radiant Systems, Inc.

Sara Ford, 770-576-6832

SOURCE: Radiant Systems, Inc.